UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
  Date of Report (Date of earliest event reported): May 13, 2024

LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-30141	13-3861628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
530 7th Ave, Floor M1
New York, New York 10018
(Address of principal executive offices, with zip code)

(212) 609-4200
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LPSN	The Nasdaq Stock Market LLC
Rights to Purchase Series A Junior Participating Preferred Stock	None	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 13, 2024, LivePerson, Inc. (the “Company”) entered into a privately negotiated exchange and purchase agreement (the “Exchange and Purchase Agreement”) with Lynrock Lake Master Fund LP (“Lynrock”) relating to (i) the exchange (the “Exchange”) of $145,957,000 aggregate principal amount of the Company’s outstanding 0% Convertible Senior Notes due December 15, 2026 (the “2026 Notes”) currently held by Lynrock (the “Existing Lynrock Notes”) for $100,000,000 aggregate principal amount of Senior Secured Convertible Notes due 2029 (the “New Notes”), (ii) a private offering and sale of up to $100,000,000 in aggregate principal amount of the New Notes to Lynrock for an aggregate subscription price of up to $100,000,000, of which Lynrock intends to purchase $50,000,000 principal amount of New Notes for an aggregate cash purchase price equal to the aggregate principal amount of the New Notes so purchased simultaneously with the Exchange (the “Initial Draw Notes”), and, upon the Company’s request at any time on or after the issuance of the Initial Draw Notes (the “Initial Closing”) and prior to the earlier of (1) December 15, 2024 and (2) the six-month anniversary of the issuance date of the Initial Draw Notes, Lynrock has agreed to purchase up to $50,000,000 principal amount of New Notes for an aggregate cash purchase price equal to the aggregate principal amount of the New Notes so purchased (the “Delayed Draw Notes”), and (iii) simultaneously with the Exchange, the issuance by the Company to Lynrock of 10-year warrants with a strike price of $0.75 per share, exercisable for approximately 11% of the Company’s common stock, $0.001 par value per share, calculated on a fully diluted basis (the “Warrants”).

The New Notes will be guaranteed on a senior secured basis by certain of the Company’s direct and indirect domestic and foreign subsidiaries (the “Subsidiary Guarantors”) and secured by first priority security interests in substantially all of the assets of the Company and the Subsidiary Guarantors, subject to customary exceptions. The indenture governing the New Notes is expected to contain affirmative and negative covenants and events of default customary for secured senior indebtedness and in accordance with the term sheet attached to the Exchange and Purchase Agreement. The negative covenants will include limitations on asset sales, the incurrence of debt, preferred stock and liens, fundamental changes, investments, dividends and other payment restrictions affecting subsidiaries, restricted payments and transactions with affiliates. The indenture governing the New Notes will permit the Company and its subsidiaries to incur, subject to certain requirements, up to $150,000,000 of debt that is junior in lien priority and subordinated in right of payment to the New Notes. The indenture governing the New Notes will also include a financial covenant that requires the Company to maintain a minimum cash balance of $60.0 million at all times.

From the Initial Closing and prior to the date of issuance of the Delayed Draw Notes, interest on the New Notes will accrue at a rate of 10.83% (consisting of 4.17% cash and 6.66% paid in kind (“PIK”)) per annum. From the date of issuance of the Delayed Draw Notes and prior to December 15, 2026, interest on the New Notes will increase and accrue at a rate of 11.375% (consisting of 4.375% cash and 7.00% PIK) per annum. On and after December 15, 2026, interest on the New Notes will further increase and accrue at a rate of 13% (consisting of 5% cash and 8% PIK) per annum.

The New Notes will mature on the earlier of (a) June 15, 2029, and (b) 91 days before the maturity of the 2026 Notes, if greater than $60,000,000 principal amount of 2026 Notes remains outstanding on such date. The amount payable by the Company if the notes mature pursuant to clause (b) will be equal to 100% of the aggregate principal amount of the New Notes, plus accrued and unpaid interest (including cash and PIK components thereof), plus the remaining future interest payments (including cash and PIK components thereof) that would have been payable through June 15, 2029, discounted at a rate equal to the comparable treasury rate plus 50 basis points (the “Make Whole Amount”). The Company may, at its option, redeem the New Notes, in whole or in part on a pro rata basis, prior to June 15, 2025 at a price equal to the Make Whole Amount. On or after June 15, 2025, and prior to June 15, 2026, the Company may, at its option, redeem the New Notes, in whole or in part on a pro rata basis for an amount of cash equal to the sum of (i) 106.50% of the aggregate principal amount of the New Notes (including all increases to the principal amount as the result of previous payments of PIK Interest) plus (ii) 106.50% of all accrued and unpaid PIK interest plus (iii) all accrued and unpaid cash interest. On or after June 15, 2026, and prior to December 15, 2026, the Company may, at its option, redeem the New Notes, in whole or in part on a pro rata basis for an amount of cash equal to the sum of (i) 103.25% of the aggregate principal amount of the New Notes (including all increases to the principal amount as the result of previous payments of PIK Interest) plus (ii) 103.25% of all accrued and unpaid PIK interest plus (iii) all accrued and unpaid cash interest. From December 15, 2026 until maturity, the Company may, at its option, redeem the New Notes, in whole or in part on a pro rata basis for an amount of cash equal to the sum of (i) 113% of the aggregate principal amount of the New Notes (including all increases to the principal amount as the result of previous payments of PIK Interest) plus (ii) 113% of all accrued and unpaid PIK interest plus (iii) all accrued and unpaid cash interest.

If the Company undergoes a fundamental change (which includes a change of control or certain delistings of the Company’s Common Stock), holders may require the Company to repurchase all or any portion of their New Notes at a repurchase price equal to 100% of the aggregate principal amount of the New Notes to be repurchased, plus accrued and unpaid interest (including cash and PIK components thereof), plus an amount equal to 66% of the remaining future interest payments (including cash and PIK components thereof) that would have been payable through June 15, 2029, discounted at a rate equal to the comparable treasury rate plus 50 basis points.

The New Notes (including all accrued and unpaid interest (including cash and PIK components thereof)) will be convertible at the option of the holders thereof at certain times into Common Stock at an initial conversion rate of 13.29 shares of Common Stock per $1,000 principal amount of New Notes, subject to a beneficial ownership limitation on Lynrock’s ownership of the Common Stock, on a post-conversion basis (aggregating all securities convertible into or exercisable for the Company’s Common Stock), of 4.99%, subject to increase upon 61 days’ notice by Lynrock, but not to exceed 9.99%. The conversion rate for the New Notes is subject to adjustment if certain events occur and will contain customary anti-dilutions protections.

The Warrants will contain customary anti-dilutions protections and a beneficial ownership limitation on Lynrock’s ownership of the Common Stock, on a post-exercise basis (aggregating all securities convertible into or exercisable for the Company’s Common Stock), of 4.99%, subject to increase upon 61 days’ notice by Lynrock, but not to exceed 9.99%.

The Exchange and Purchase Agreement provides that, upon written request, Lynrock may designate one non-voting observer to the Company’s Board of Directors and any subsidiary board (and any committee thereof).

The Initial Closing is expected to occur prior to the end of May 2024, subject to satisfaction of the closing conditions set forth in the Exchange and Purchase Agreement, including the absence of a material adverse effect, the absence of any default or event of default under the indentures governing the 2026 Notes or the New Notes, the accuracy of the Specified Representations (as defined in the Exchange and Purchase Agreement) and the payment of all required fees and expenses.

A copy of the Exchange and Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Exchange and Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The New Notes and the Warrants are being sold to the Investor in a private placement in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) provided by Section 4(a)(2) of the Securities Act. The Company is relying on this exemption from registration based in part on representations made by the Investor in the Exchange and Purchase Agreement.

The information related to the issuance of the Notes contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 8.01 Other Events.

On May 13, 2024, the Company issued a press release announcing that it entered into the Exchange and Purchase Agreement described in this Current Report on Form 8-K. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following documents are included as exhibits to this report:

Exhibit No.	Description
10.1*	Exchange and Purchase Agreement, dated as of May 13, 2024, by and between LivePerson, Inc. and Lynrock Lake Master Fund LP.
99.1	Press Release dated May 13, 2024.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to provide on a supplemental basis an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date:	May 13, 2024	By:	/s/ JOHN COLLINS
John Collins
Chief Financial Officer and Chief Operating Officer